Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Insys Therapeutics, Inc.

Chandler, Arizona

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-188306) of Insys Therapeutics, Inc. of our report dated March 4, 2014, relating to the consolidated financial statements of Insys Therapeutics, Inc. which appears in this Form 10-K.

/s/ BDO USA, LLP

Phoenix, Arizona

March 4, 2014